CAPSULE COMMUNICATIONS TERMINATES MERGER AGREEMENT WITH
                          STARTEC GLOBAL COMMUNICATIONS

BENSALEM, Pa., January 25, 2001 Capsule Communications, Inc. (NASDAQ SmallCap:
"CAPS") announced today that it has terminated its previously announced merger agreement with Startec Global Communications Corp. In its notice of termination, the Company asserted that Startec had breached various representations, warranties and covenants in the merger agreement. Startec has provided conflicting information to the Company about its ability to consummate the transaction without obtaining certain consents from its principal lender and/or independent accountants.

Capsule management has been particularly concerned about Startec's failure to file the SEC the Form S-4 registration statement required to complete the transaction, in accordance with its obligations under the merger agreement. Although this document has been substantially complete since November 2000, Startec has not filed it with the SEC, and was unwilling to provide any commitment as to when it would be filed.

"We have done everything could do to complete this transaction," stated Walt Anderson, a Director of Capsule. "This merger has consumed time, effort, energy and capital that could have otherwise been directed towards the Company's growth. Although most of those resources can be redirected going forward, Capsule has every intention of recouping from Startec its costs and expenses incurred in connection with this merger."

Continues Anderson, fund manager for Gold & Appel, S.A., the largest shareholder of Capsule, "Gold & Appel has agreed to provide financing to Capsule to allow the company to continue full operations."

"Free to operate the Company independently, we will pursue a business strategy which will increase our efficiency through network cost reductions, existing market penetration and more a efficient business process," stated David B. Hurwitz, President & CEO. "This will not in any way affect the quality of service provided to our customers and the support of our business partners."

The Company also announced that it plans to implement a reverse split of its common stock as soon as possible.

ABOUT CAPSULE:

Capsule Communications, Inc. is a publicly traded local and long distance telecommunications company that is taking advantage of the convergence of the current and future competitive technological and regulatory developments in the Internet and telecommunications markets. Capsule provides an integrated suite of communications services to small and medium-sized business and residential customers, including local, long distance, calling cards, dedicated access, DSL, private line/frame relay circuits, cellular, paging and Web site design and hosting. For more information, visit their web site at http://www.capsulecom.com.

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Other than historical information contained herein, certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1994. Forward-looking statements in this release include statements regarding implementation of the Company's planned reverse stock split and completion of its planned equity financing, and its ability to achieve cost reductions and other efficiencies, and involve a number of risks and uncertainties, including, but not limited to, changes in market conditions and government regulation. These risk factors, among others, are discussed in further detail in the Company's SEC filings.



                  Capsule Communications, Inc.
              2 Greenwood Square, 3331 Street Road, Suite 275
                        Bensalem, PA 19020
                      215-633-9400 (telephone)
                         215-244-3440 (fax)
                      http://www.capsulecom.com